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                                                                      Exhibit 13


                              WALBRO CORPORATION

                  FIRST AMENDMENT TO THE AMENDED AND RESTATED
                  TERMINATION AND CHANGE OF CONTROL AGREEMENT
                            FOR FRANK E. BAUCHIERO


     WHEREAS, WALBRO CORPORATION, a Delaware corporation (the "Company") and Frank E. Bauchiero (the "Executive") entered into that certain Amended and Restated Termination and Change of Control Agreement dated as of the _____ day of August, 1998 (the "Termination Agreement"); and

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to further assure, by amending the Termination Agreement for the 1999 calendar year, that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in the Termination Agreement) of the Company during such calendar year;

     WHEREAS, the Board and the Executive intend (i) for the Termination Agreement to continue to apply, as originally entered into by the parties hereto, until the date of a Change of Control (as defined in the Termination Agreement) of the Company, if any, during the 1999 calendar year, and (ii) for this Amendment to the Termination Agreement (the "Amendment") to apply only as of and after the date of such Change of Control, if any, and to automatically terminate on December 31, 1999, in the absence of a Change of Control during such calendar year.


     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Definitions. For purposes of this Amendment, the definitions of terms contained in the Termination Agreement hereby are incorporated by reference, except to the extent that any term is specifically defined in this Amendment.

     2. Effective Date, Term and Application. This Amendment is entered into effective January 1, 1999. Unless otherwise agreed upon in writing by the Company and the Executive prior to December 31, 1999, this Amendment shall be operative only in the event of a Change of Control of the Company occurring on or prior to December 31, 1999.

     3. Amendments.

          (a) Section 6(d) of the Termination Agreement is amended by adding new subsections (v), (vi) and (vii) to read as follows:

               "(v) provide the Executive with relocation benefits pursuant to the Company's relocation policy X-H dated January 1, 1998, in connection with a move of the Executive's principal residence to Michigan or Vermont (as the Executive may elect) at any time on
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                     or before the later of December 31,
                     1999 or six months after the Date of Termination;

               (vi) provide to the Executive for his personal use a current model, luxury automobile and pay the expense relating thereto until the end of the three-year period commencing on the Date of Termination, all as presently being provided or paid pursuant to Section 5(f)(iv) of the Employment Agreement; provided that the Company may at its option transfer to the Executive the ownership of the automobile presently being provided for the Executive's use, in which case the Executive shall thereafter be responsible for all such related expenses; and"

               (vii) pay the Executive an amount equal to $2,000,000 in
                     consideration of the cancellation of, or failure to grant, the Second Option, as applicable, as such term is defined in Section 5(a) of the Employment Agreement."

          (b) Section 7 of the Termination Agreement is amended in its entirety to read as follows:

          "7. Other Amounts.

          (a) Stock Options and Restricted Stock. In the event of any Termination of Employment, stock options and restricted stock held by the Executive as of the Date of Termination will be exercisable or vested, as applicable, to the extent and for such periods, and otherwise governed, by the Plans (and the agreements and other documents thereunder) pursuant to which such stock options or restricted stock were granted; provided, however, that (i) the First Option as such term is defined in Section 5(a) of the Employment Agreement shall be fully vested and shall be exercisable to the extent and for such periods, and otherwise governed by, the provisions of Section 5(a) of the Employment Agreement, and (ii) upon the payment by the Company to the Executive of the amount specified in Section 6(d)(vii) hereof, the Company shall be released from its obligation to grant the Second Option (as such term is defined in Section 5(a) of the Employment Agreement) or, if the Second Option shall have already been granted, it shall be canceled.

          (b) Supplemental Retirement Benefit. In the event of any Termination of Employment, the Executive's Supplemental Retirement Benefit shall be paid at the time or times and in the amounts determined in accordance with
     Section 5(d) of the Employment Agreement, except that in the event of a Termination Without Cause or a Termination for Good Reason during the Extended Employment Period, the Supplemental Retirement Benefit shall be provided in the form of a life and 50% surviving spouse annuity rather than a single life annuity and shall be computed based upon an interest rate discount assumption of 4%, and as though (i) the Executive's employment with the

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     Company had continued for three years after the Date of Termination for purposes of determining his Adjusted Years of Service with the Company (as determined pursuant to Section 5(d) of the Employment Agreement) and (ii) the Executive had received compensation in each of such three years determined in accordance with Section 3 hereof. In such event, the reference to the phrase 'single-life annuity' in Section 5(d)(iii) of the Employment Agreement shall be deemed to refer to the life and 50% surviving spouse annuity specified in the preceding sentence."

          (c) Section 16(n) of the Termination Agreement is amended in its entirety to read as follows:

          "(n) "Highest Annual Bonus" means one hundred percent (100%) of the Executive's Annual Base Salary."

     4. Application of the Termination Agreement. Except as amended hereby, the Termination Agreement shall remain in full force and effect.


          IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this instrument to be duly executed as of this ____ day of _____________, 1999.

                              WALBRO CORPORATION

                              By: /s/ John E. Utley
                                 ------------------------------------------
                              Name:   John E. Utley
                              Title:  Chairman of the Board


                              FRANK E. BAUCHIERO
                              /s/ Frank E. Bauchiero
                              ---------------------------------------------

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